EXHIBIT 3(d)

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
TEXAS INSTRUMENTS INCORPORATED

TEXAS INSTRUMENTS INCORPORATED, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the first sentence of Article Fourth of the Restated
Certificate of Incorporation as heretofore amended is hereby amended to read as follows:

"The total number of shares of all classes of stock which the
Company shall have authority to issue is Five Hundred Ten Million
(510,000,000) shares, of which Ten Million (10,000,000) shall be
Preferred Stock with a par value of $25.00 per share, and Five
Hundred Million (500,000,000) shall be Common Stock with a par value of $1.00 per share."

SECOND: That said amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State
of Delaware.

IN WITNESS WHEREOF, TEXAS INSTRUMENTS INCORPORATED has caused this
Certificate to be signed by Jerry R. Junkins, Chairman of the Board, President and Chief Executive Officer, this 18th day of April, 1996.

TEXAS INSTRUMENTS INCORPORATED

By: /s/ JERRY R. JUNKINS
Chairman of the Board, President
and Chief Executive Officer